Exhibit 99.1

Dream Finders Announces Fourth Quarter and Full Year 2024 Results
Company Record Homebuilding Revenues of $1.5 billion for Fourth Quarter and $4.4 billion for Full Year 2024
Net Income Up 27% for Fourth Quarter and 13% for Full Year 2024
Return on Participating Equity of 29.7%
Jacksonville, FL. — February 25, 2025 — Dream Finders Homes, Inc. (the “Company”, “Dream Finders Homes”, “Dream Finders” or “DFH”) (NYSE: DFH) announced its financial results for the fourth quarter and full year ended December 31, 2024.
Fourth Quarter 2024 Highlights (As Compared to Fourth Quarter 2023)
•Homebuilding revenues increased 35% to $1.5 billion from $1.1 billion
•Home closings increased 40% to 3,008 from 2,153
•Net new orders increased 46% to 1,611 from 1,106
•Homebuilding gross margin of 17.7% compared to 20.5%
•Adjusted homebuilding gross margin (non-GAAP) of 26.9% compared to 28.1%
•Pre-tax income increased 24% to $169 million from $135 million
•Net income attributable to DFH increased 27% to $129 million, or $1.35 per basic share, from $102 million, or $1.06 per basic share
•Financial services pre-tax income increased 94% to $11 million from $6 million
Full Year 2024 Highlights (As Compared to Full Year 2023, Unless Otherwise Noted)
•Homebuilding revenues increased 18% to $4.4 billion from $3.7 billion
•Home closings increased 17% to 8,583 from 7,314
•Net new orders increased 17% to 6,727 from 5,744
•Homebuilding gross margin of 18.3% compared to 19.4%
•Adjusted homebuilding gross margin (non-GAAP) of 27.0% compared to 27.2%
•Pre-tax income increased 8% to $438 million from $404 million
•Net income attributable to DFH increased 13% to $335 million, or $3.44 per basic share, from $296 million, or $3.03 per basic share
•Financial services pre-tax income increased 62% to $32 million from $20 million
•Controlled lot pipeline of 54,698 as of December 31, 2024 compared to 29,748 as of December 31, 2023
•Total liquidity of $816 million as of December 31, 2024, comprised of cash and cash equivalents and availability under the revolving credit facility
•Net homebuilding debt to net capitalization (non-GAAP) of 33.7% as of December 31, 2024 compared to 23.3% as of December 31, 2023
•Return on participating equity of 29.7% compared to 36.3%
•Repurchased 291,229 Class A common shares for $8 million during the year ended December 31, 2024

Management Commentary

Patrick Zalupski, Dream Finders Homes Chairman and CEO, said, “In 2024, we were pleased to achieve another year of growth. We ended on a high note — our fourth quarter was by far the best quarter of the year, and, arguably, the best in Company history. The team worked hard to produce outstanding results and to position us for another year of growth in 2025. Highlighting fourth quarter key metrics: we closed 3,008 homes, up 40% quarter over quarter, also a record number of closings for any single quarter in Company history. Perhaps most importantly, pre-tax income was $169 million, up 24% quarter over quarter. We produced record total revenues of $1.6 billion for the quarter, up 37% from $1.1 billion.

From an annual perspective, the team delivered another really solid year. All of the following results are absolute Company records. Annual closings were up 17% to 8,583. Pre-tax income was $438 million, up 8% from $404 million. Homebuilding revenues of $4.4 billion were up 18% annually and we continue to focus on our ability to grow the business while also producing excellent shareholder returns. Return on equity for the year was 29.7%.

We had an active year on the M&A front, completing acquisitions of Crescent Homes and Jet HomeLoans, while also announcing definitive purchase agreements of Liberty Communities (closed in January 2025) and Alliant Title Insurance (currently pending regulatory approval). We believe all four of these acquisitions are highly accretive and will contribute materially to DFH's future earnings growth.

While we are gratified regarding our results from the quarter and 2024 year, we want to be quick to acknowledge these achievements and shift our focus to 2025. We are always oriented toward the future and continuing to grow our earnings and produce above-average shareholder returns. We have set the foundation to continue to scale, drive sustainable growth and generate long-term value. We initiate our 2025 full year guidance of approximately 9,250 expected home closings.”

Fourth Quarter 2024 Results

Homebuilding revenues in the fourth quarter of 2024 increased 35% to $1.5 billion, compared to $1.1 billion in the fourth quarter of 2023. Home closings increased 40% to 3,008, compared to 2,153 in the fourth quarter of 2023. Average sales price (“ASP”) of homes closed for the fourth quarter of 2024 was $507,477, a decrease of 3% compared to the prior year quarter ASP of $520,940. The growth in homebuilding revenues was primarily due to the increase in home closings, largely attributable to the February 2024 acquisition of Crescent Homes, which contributed 381 closings to the fourth quarter of 2024 with an ASP of $571,768. Our Midwest segment, which had the highest ASP among our homebuilding segments at $582,309, delivered 1,118 homes during the fourth quarter of 2024, an increase of 327 closings compared to the fourth quarter of 2023. The increased use of sales incentives during the fourth quarter of 2024 had a partially offsetting impact on our homebuilding revenue growth.

Homebuilding gross margin percentage in the fourth quarter of 2024 was 17.7%, a decrease of 280 bps, compared to 20.5% in the fourth quarter of 2023. The decrease in homebuilding gross margin percentage for the fourth quarter of 2024 was mostly the result of higher land and financing costs and changes in product mix, partially offset by direct cost reductions.

Adjusted homebuilding gross margin in the fourth quarter of 2024 was 26.9%, a decrease of 120 bps from the fourth quarter 2023 adjusted homebuilding gross margin of 28.1%. Adjusted homebuilding gross margin is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” below.

Selling, general and administrative expense (“SG&A”) in the fourth quarter of 2024 increased 26% to $117 million, compared to $93 million in the fourth quarter of 2023. The increase was primarily attributable to the costs of our forward mortgage commitment programs, which allow our homebuyers to lock in their mortgage interest rates at the time of sale, as well as higher compensation costs as we continue to grow our business. SG&A as a percentage of homebuilding revenues in the fourth quarter of 2024 decreased 60 bps to 7.6%, compared to 8.2% in the fourth quarter of 2023. This decrease was largely a function of seasonality as higher fourth quarter closings materialized and our SG&A as a percentage of homebuilding revenues normalized for the year.

Consolidated net income attributable to DFH in the fourth quarter of 2024 increased 27% to $129 million, or $1.35 per basic share, from $102 million, or $1.06 per basic share in the fourth quarter of 2023. Aside from the operational results discussed above and the impact of income tax expense, which was consistent with the prior year quarter, the increase was mostly driven by a $14 million reduction in contingent consideration expense in the fourth quarter of 2024 compared to the prior year quarter, as our earnout for the MHI acquisition is nearing completion and is less susceptible to changes in long-term underlying projections. Additionally, income from our Financial Services segment increased $6 million, or 94%, compared to the prior year quarter, primarily due to the consolidation of Jet HomeLoans, which began July 1, 2024.

Net new orders in the fourth quarter of 2024 were 1,611, an increase of 46% compared to 1,106 net new orders for the fourth quarter of 2023. The cancellation rate in the fourth quarter of 2024 was 18.8%, an improvement of 410 bps compared with the fourth quarter of 2023 cancellation rate of 22.9%. We believe the increase in net new orders and our lower cancellation rate are reflective of our successful sales incentives and availability of quick, move-in-ready homes in our communities.

Our total available liquidity as of December 31, 2024 was $816 million, including $274 million of unrestricted operating cash. In addition, net homebuilding debt to net capitalization as of December 31, 2024 was 33.7%. Net homebuilding debt to net capitalization is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” below. During the year ended December 31, 2024, we released a significant number of housing starts, purchased additional lots for production, and secured additional land under option, increasing inventory and lot deposits by $275 million and $211 million, respectively, since December 31, 2023. Our net homebuilding debt to net capitalization ratio and liquidity reflect these investments we made as we prepared to deliver homes in 2025 and replenish our active pipeline of quick, move-in-ready homes.

Fourth Quarter 2024 Backlog

As of December 31, 2024, DFH had a backlog of 2,599 homes, valued at $1.3 billion, compared to the backlog of 3,996 homes, valued at $2.0 billion as of September 30, 2024. As of December 31, 2024, the ASP in backlog was $501,910 compared to $501,524 as of September 30, 2024. As of December 31, 2024, approximately 2,412 of the homes in backlog are expected to be delivered in 2025 and 187 of homes are expected to be delivered in 2026 and beyond.

The following table shows the backlog units and ASP as of December 31, 2024 by homebuilding segment:

	As of December 31, 2024 (unaudited)
Backlog:	Units	Average Sales Price
Southeast	1,150	$406,246
Mid-Atlantic	678	464,798
Midwest	771	677,234
Total	2,599	$501,910

Subsequent Events

Liberty Communities Acquisition

On January 23, 2025, DFH acquired the majority of the homebuilding assets of privately held homebuilder, Liberty Communities, LLC (“Liberty Communities” or “Liberty”). The consideration given for the Liberty Communities acquisition was cash in the amount of $112 million, subject to customary post-closing adjustments. DFH funded the transaction with cash on hand and borrowings under its existing senior unsecured revolving credit facility. Simultaneously with the acquisition closing, DFH paid off Liberty’s vertical lines of credit associated with the assets acquired. This acquisition allows the Company to enter the Atlanta, Georgia market and further expand its operations in Greenville, South Carolina. Assets acquired include over 750 lots and home sites in different stages of construction. Additionally, the Company expects to control approximately 5,000 lots as a result of the transaction.

Full Year 2025 Outlook

Dream Finders Homes expects approximately 9,250 home closings for the full year 2025, inclusive of those from the Liberty Communities acquisition.

About Dream Finders Homes, Inc.

Dream Finders Homes (NYSE: DFH) is a homebuilder based in Jacksonville, Florida. Dream Finders Homes builds single-family homes throughout the Southeast, Mid-Atlantic and Midwest, including Florida, Texas, Tennessee, North Carolina, South Carolina, Georgia, Colorado, Arizona, and the Washington, D.C. metropolitan area, which comprises Northern Virginia and Maryland. Through its wholly owned subsidiaries, DFH also provides mortgage financing as well as title services to homebuyers. Dream Finders Homes achieves its industry-leading growth and returns by maintaining an asset-light homebuilding model. For more information, please visit www.dreamfindershomes.com.

Forward-Looking Statements

This press release includes forward-looking statements regarding future events which include, but are not limited to, projected 2025 home closings and market conditions, possible or assumed future results of operations, benefits of the Liberty Communities and Alliant acquisitions and statements regarding the Company’s strategies and expectations as they relate to market opportunities and growth. All forward-looking statements are based on Dream Finders Homes’ beliefs as well as assumptions made by and information currently available to Dream Finders Homes. These statements reflect Dream Finders Homes’ current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Dream Finders Homes’ Annual Report on Form 10-K for the year ended December 31, 2024 and other filings with the U.S. Securities and Exchange Commission. Dream Finders Homes undertakes no obligation to update or revise any forward-looking statement, except as may be required by applicable law.

Dream Finders Homes, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	December 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$274,384	$494,145
Restricted cash	65,441	54,311
Accounts receivable	34,126	30,874
Inventories	1,715,357	1,440,249
Lot deposits	458,303	247,207
Other assets	122,391	80,759
Investments in unconsolidated entities	11,454	15,364
Mortgage loans held for sale	303,393	—
Property and equipment, net	26,317	7,043
Right-of-use assets	17,172	20,280
Goodwill	300,313	172,207
Total assets	$3,328,651	$2,562,439

Liabilities
Accounts payable	$147,143	$134,115
Accrued expenses	263,317	207,389
Customer deposits	125,601	172,574
Construction lines of credit	701,386	530,384
Senior unsecured notes, net	295,049	293,918
Mortgage warehouse facilities	289,617	—
Lease liabilities	18,148	21,114
Contingent consideration	68,030	116,795
Total liabilities	1,908,291	1,476,289

Mezzanine Equity
Redeemable preferred stock	148,500	148,500
Redeemable noncontrolling interest	21,451	—
Equity
Class A common stock, $0.01 per share; 289,000,000 authorized, 36,002,077 and 32,882,124 issued as of December 31, 2024 and 2023, respectively	360	329
Class B common stock, $0.01 per share; 61,000,000 authorized, 57,726,153 and 60,226,153 issued as of December 31, 2024 and 2023, respectively	577	602
Additional paid-in capital	281,559	275,241
Retained earnings	970,253	648,412
Treasury stock, at cost, 291,229 shares and no shares of Class A common stock as of December 31, 2024 and 2023, respectively	(7,827)	—
Total Dream Finders Homes, Inc. stockholders’ equity	1,244,922	924,584
Noncontrolling interests	5,487	13,066
Total equity	1,250,409	937,650
Total liabilities, mezzanine equity and equity	$3,328,651	$2,562,439

Dream Finders Homes, Inc.
Consolidated Statements of Comprehensive Income
(In thousands, except share and per share amounts)

	Three Months Ended December 31, (unaudited)		Year Ended December 31,
	2024	2023	2024	2023
Revenues:
Homebuilding	$1,534,163	$1,135,030	$4,397,877	$3,738,888
Financial services	26,589	2,967	53,729	9,698
Total revenues	1,560,752	1,137,997	4,451,606	3,748,586
Homebuilding cost of sales	1,262,896	902,328	3,591,483	3,011,813
Financial services expense	15,286	1,842	31,540	5,727
Selling, general and administrative expense	116,806	92,520	395,751	303,068
Income from unconsolidated entities	(266)	(5,856)	(10,567)	(18,075)
Contingent consideration revaluation	146	13,982	13,939	46,590
Other income, net	(2,714)	(2,251)	(8,394)	(4,962)
Income before taxes	168,598	135,432	437,854	404,425
Income tax expense	(38,106)	(30,483)	(97,272)	(96,483)
Net and comprehensive income	130,492	104,949	340,582	307,942
Net and comprehensive income attributable to noncontrolling interests	(1,239)	(2,999)	(5,241)	(12,042)
Net and comprehensive income attributable to Dream Finders Homes, Inc.	$129,253	$101,950	$335,341	$295,900

Earnings per share
Basic	$1.35	$1.06	$3.44	$3.03
Diluted	$1.29	$1.00	$3.34	$2.79
Weighted-average number of shares
Basic	93,455,979	93,108,277	93,507,905	93,066,564
Diluted	100,391,557	102,029,755	100,297,139	106,027,548

Dream Finders Homes, Inc.
Other Financial and Operating Data
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Other Financial and Operating Data
Home closings	3,008	2,153	8,583	7,314
Average sales price of homes closed(1)	$507,477	$520,940	$509,249	$505,764
Net new orders	1,611	1,106	6,727	5,744
Cancellation rate	18.8%	22.9%	16.6%	18.3%
Homebuilding gross margin (in thousands)(2)	$271,267	$232,702	$806,394	$727,075
Homebuilding gross margin %(3)	17.7%	20.5%	18.3%	19.4%
Adjusted homebuilding gross margin (in thousands)(4)	$412,118	$319,348	$1,186,019	$1,015,624
Adjusted homebuilding gross margin %(3)(4)	26.9%	28.1%	27.0%	27.2%
Active communities as of period end(5)			242	221
Backlog - units			2,599	3,978
Backlog - value (in thousands)			$1,304,463	$1,887,368
Net homebuilding debt to net capitalization(4)			33.7%	23.3%
Return on participating equity(6)			29.7%	36.3%
(1)Average sales price of homes closed is calculated based on homebuilding revenues, adjusted for the impact of percentage of completion revenues, and excluding deposit forfeitures and land sales, over homes closed.
(2)Homebuilding gross margin is homebuilding revenues less homebuilding cost of sales.
(3)Calculated as a percentage of homebuilding revenues.
(4)Adjusted homebuilding gross margin and net homebuilding debt to net capitalization are non-GAAP financial measures. For definitions of these non-GAAP financial measures and reconciliations to our most directly comparable financial measures calculated and presented in accordance with GAAP, see “Reconciliation of Non-GAAP Financial Measures” below.
(5)A community becomes active once the model is completed or the community has its fifth net sale. A community becomes inactive when it has fewer than five homesites remaining to sell.
(6)Return on participating equity is calculated as net income attributable to DFH, less redeemable preferred stock distributions, divided by average beginning and ending total Dream Finders Homes, Inc. stockholders’ equity (“participating equity”) for the trailing twelve months.

	Three Months Ended December 31,				Year Ended December 31,
	2024 (unaudited)		2023 (unaudited)		2024 (unaudited)		2023 (unaudited)
Home Closings:	Units	Average Sales Price	Units	Average Sales Price	Units	Average Sales Price	Units	Average Sales Price
Southeast	1,000	$468,595	909	$494,983	2,838	$484,345	3,170	$470,405
Mid-Atlantic	890	457,164	453	422,596	2,594	446,667	1,597	396,462
Midwest	1,118	582,309	791	607,091	3,151	583,198	2,547	618,306
Total	3,008	$507,477	2,153	$520,940	8,583	$509,249	7,314	$505,764

Reconciliation of Non-GAAP Financial Measures

Management utilizes specific non-GAAP financial measures as supplementary tools to evaluate operating performance. These include adjusted homebuilding gross margin and net homebuilding debt to net capitalization. Other companies may not calculate non-GAAP financial measures in the same manner that we do. Accordingly, these non-GAAP financial measures should be considered only as a supplement to relevant GAAP information, as reconciled for each measure below. In the future, we may incorporate additional adjustments to these non-GAAP financial measures as we find them relevant and beneficial for both management and investors.

Adjusted Homebuilding Gross Margin

The following table presents a reconciliation of adjusted homebuilding gross margin to the GAAP financial measure of homebuilding gross margin for each of the periods indicated (unaudited and in thousands, except percentages):

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Homebuilding gross margin(1)	$271,267	$232,702	$806,394	$727,075
Interest expense in homebuilding cost of sales(2)	73,102	37,173	187,324	122,759
Amortization in homebuilding cost of sales(3)	(827)	—	5,087	—
Commission expense	68,576	49,473	187,214	165,790
Adjusted homebuilding gross margin	$412,118	$319,348	$1,186,019	$1,015,624
Homebuilding gross margin %(4)	17.7%	20.5%	18.3%	19.4%
Adjusted homebuilding gross margin %(4)	26.9%	28.1%	27.0%	27.2%
(1)Homebuilding gross margin is homebuilding revenues less homebuilding cost of sales.
(2)Includes interest charged to homebuilding cost of sales related to our construction lines of credit and senior unsecured notes, net, as well as lot option fees.
(3)Represents amortization of purchase accounting adjustments from the Crescent Homes acquisition.
(4)Calculated as a percentage of homebuilding revenues.

We define adjusted homebuilding gross margin as homebuilding gross margin excluding the effects of capitalized interest, lot option fees, amortization included in homebuilding cost of sales (adjustments resulting from the application of purchase accounting in connection with acquisitions) and commission expense. Our management believes this information is meaningful because it isolates the impact that these excluded items have on homebuilding gross margin. We include internal and external commission expense in homebuilding cost of sales, not selling, general and administrative expense, and therefore commission expense is taken into account in homebuilding gross margin.

As a result, in order to provide a meaningful comparison to the public company homebuilders that include commission expense below the homebuilding gross margin line in selling, general and administrative expense, we have excluded commission expense from adjusted homebuilding gross margin. However, because adjusted homebuilding gross margin information excludes capitalized interest, lot option fees, purchase accounting amortization and commission expense, which have real economic effects and could impact our results of operations, the utility of adjusted homebuilding gross margin information as a measure of our operating performance may be limited.

Net Homebuilding Debt to Net Capitalization

The following table presents a reconciliation of net homebuilding debt to net capitalization to the GAAP financial measure of total debt to total capitalization for each of the periods indicated (unaudited and in thousands, except percentages):

	As of December 31,
	2024	2023
Total debt	$1,286,052	$824,302
Total mezzanine equity	169,951	148,500
Total equity	1,250,409	937,650
Total capitalization	$2,706,412	$1,910,452
Total debt to total capitalization	47.5%	43.1%

Total debt	$1,286,052	$824,302
Less: Mortgage warehouse facilities	289,617	—
Less: Cash and cash equivalents	274,384	494,145
Net homebuilding debt	$722,051	$330,157
Total mezzanine equity	169,951	148,500
Total equity	1,250,409	937,650
Net capitalization	$2,142,411	$1,416,307
Net homebuilding debt to net capitalization	33.7%	23.3%

We define net homebuilding debt to net capitalization as the sum of construction lines of credit and senior unsecured notes, net less cash and cash equivalents (“net homebuilding debt”), divided by the sum of net homebuilding debt, total mezzanine equity and total equity (“net capitalization”). Net homebuilding debt excludes borrowings under our mortgage warehouse facilities. Management believes the net homebuilding debt to net capitalization is meaningful as it is used to assess our consolidated performance and the performance of our homebuilding segments, as well as to establish targets for performance-based compensation. We also use this ratio as a measure of overall leverage.

Contacts:

Investor Contact: investors@dreamfindershomes.com
Media Contact: mediainquiries@dreamfindershomes.com